TIER II
                                  CALIFORNIA

                             EMPLOYMENT AGREEMENT



               ------------------------------------------------

                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT


            This Amended and Restated Employment Agreement ("Agreement") is dated as of ____________, 1995, and is entered into by and between ("Employee") and First Interstate Bank of California, a California corporation ("Employer") , and a wholly-owned subsidiary (except for any directors' qualifying shares) of First Interstate Bancorp, a Delaware corporation ("First Interstate"). This Agreement terminates and supersedes the Employment Agreement dated ____________, ____ between Employer and Employee and sets forth the terms and conditions of Employee's continued employment with Employer. Employee and Employer hereby agree that Employee will render services to Employer on the following terms and conditions:

            1. Employment. Upon the terms and subject to the conditions contained herein, during the term of this Agreement, Employer hereby agrees to employ Employee to provide full-time services for Employer. During the term hereof, Employee agrees to devote his or her best efforts to the business of Employer, and shall perform his or her duties in a diligent, trustworthy, business-like manner, all for the purpose of advancing the business of Employer.

        2. Duties. The duties of Employee shall be those duties which can reasonably be expected to be performed by a person with the title of ________
_____________________________________________________________________________
___________________________________________________________________. Except as
provided in paragraph 10 of this Agreement, Employee's duties may, from time to time, be changed or modified at the discretion of the Chief Executive Officer or the Compensation Committee of Employer.

            3. Salary and Benefits. Employer shall, during the term of this Agreement, pay Employee a base salary, which shall initially be the salary in effect on the date of this Agreement. Such salary shall be paid in semimonthly installments less applicable withholding and salary reductions. Employer may, in its discretion, periodically increase the base salary and/or grant a bonus or other compensation or benefits to Employee, during the term of this Agreement. Employer may not, however, reduce Employee's base salary during the term of this Agreement. Employee shall be entitled to participate in the employee benefit programs generally available to employees of Employer.

            4. Term of Agreement. This Agreement shall be effective beginning on the date of this Agreement and shall continue until either party, in its sole discretion and for any reason, provides written notice of termination to the other party. Such termination will be effective no earlier than the first day of the 14th month following the notice so that, for example, a notice delivered on September 1, 1994 could terminate this Agreement no earlier than November 1, 1995. Notwithstanding the preceding sentences, and except as otherwise provided in paragraph 9, this Agreement shall terminate on the Employee's last day of employment if the Employee voluntarily terminates for any reason or is terminated by Employer for a reason described in paragraph 5.

            5. Termination. During the term of this Agreement, and except as otherwise provided in paragraph 10 of this Agreement, the parties agree that Employer may terminate the employment of the Employee only for "Cause" or for breach of the provisions of paragraph 8 or as set forth in paragraph 9. Cause for termination shall be limited to the following: (1) Employee engages in an act of dishonesty or moral turpitude (including but not limited to conviction of a felony) which materially injures or damages Employer, (2) Employee willfully fails to substantially perform his or her duties hereunder and such willful failure results in demonstrable material injury and damage to Employer, (3) it is determined that Employee has misrepresented or concealed a material fact for the purpose of securing employment or this Employment Agreement, or (4) Employee's performance is substantially below the standard of performance which can reasonably be expected from an individual occupying Employee's position or Employee substantially fails to meet performance objectives which have been previously agreed to between Employee and Employer, such as performance objectives relating to profit.

            6. Remedy for Breach. In the event that Employer breaches this Agreement by terminating the employment of Employee other than pursuant to paragraph 5, and provided that Employee executes a release agreement in the form attached hereto as Exhibit A, Employer agrees to pay to Employee, as damages and not as a penalty for such breach, a sum of money equal to Employee's monthly base salary multiplied by 18. Unless Employer determines in its complete discretion to pay such amount more quickly, damages owed to Employee shall be paid at the same time and in the same manner as if employment under this Agreement had continued for 18 months past the date of breach. By signing the Agreement Employee agrees that the payments to which Employee may become entitled under this paragraph are in lieu of any other payments to which Employee might be entitled and that Employer's discharge of its obligations under this paragraph shall constitute full satisfaction of any and all claims of any nature whatsoever that Employee might otherwise possess against Employer and its subsidiaries, except (1) such claims as are specifically provided for in the terms of any generally applicable employee benefit or executive compensation plans evidenced by written agreements or (2) any claims for personal injuries (other than claims that are based on or relate to a contention that Employer has wrongfully discharged Employee).

        7. Successors. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

            8. Non-Disclosure of Confidential Information. Employee agrees that during the term of this Agreement and thereafter Employee will not disclose any information or data concerning the business or customers of First Interstate or Employer that is disclosed to Employee or acquired by Employee in confidence at any time during the period of his or her employment. Employee further agrees that he or she will neither publicly disclose the terms of this Agreement nor publicly discuss First Interstate or Employer in a manner that tends to portray First Interstate or Employer in an unfavorable light. Violation of these provisions subsequent to the termination of this Agreement will cause Employee to immediately forfeit his or her right to any payments under paragraph 6 that have not yet been paid. Notwithstanding anything contained in paragraph 14, Employer shall have the right to file a suit to enjoin any action of Employee which would constitute a breach of this paragraph 8.

            9. Illness, Incapacity, or Death. In the event of illness or incapacity of Employee, Employer shall continue Employee's salary for six months and may, at its sole option, continue payment of Employee's salary until he or she is able to return to work. If Employee is unable to work due to illness or incapacity for a period greater than six months, Employer may elect, in its discretion, to terminate this Agreement. If Employee should die during the term of this Agreement, Employee's employment shall be treated as terminated and Employer's obligations hereunder shall terminate as of the end of the month in which Employee's death occurs. Employee's death during a payout period under paragraph 6 of this Agreement shall, however, not be treated the same as a death during employment, i.e., the obligation to make payments under paragraph 6 shall not terminate as of the end of the month in which death occurs.

            10. Change in Control. Upon a Change in Control of First Interstate, as defined herein, Employee and Employer agree that, notwithstanding any provisions to the contrary in this Agreement, the terms and conditions of this Agreement will be modified as follows:

            (a) The term of this Agreement will automatically be extended to the date two years following the date of the Change in Control of First Interstate.

            (b) Employee's duties shall remain defined as set forth in paragraph 2 of this Agreement, or as otherwise modified pursuant to paragraph 2 prior to the date of the Change in Control. Following the Change in Control, Employee's duties may not be changed and the Chief Executive Officer and the Compensation Committee shall no longer have the power to change, modify, add to, or take away from the scope of Employee's duties. In addition, Employee shall be entitled to benefits under Employer's employee benefits programs which are at least as favorable, in the aggregate, as the most favorable of those benefits provided to Employee under such programs prior to the Change in Control or, if more favorable to Employee, those provided generally at any time after the Change in Control to other peer executives of Employer. Any breach of this subparagraph (b) (which shall be deemed to include the transfer of Employee's job location to a site more than 50 miles away from his or her place of employment prior to the Change in Control), as determined by Employee in good faith, may be deemed a material breach of this Agreement, and will entitle Employee, at his or her election, to terminate this Agreement and receive damages pursuant to paragraph 6 of this Agreement (as modified by subparagraphs 10(c) and 10(d) below and without regard to the requirement that Employee execute a release).

            (c)  Upon a Change in Control, paragraphs 5
      and 8 of this Agreement shall have no further force or effect, and the employment of Employee may be terminated by Employer without causing a breach of the Agreement only if (1) Employee engages in an act of dishonesty or moral turpitude (including but not limited to conviction of a felony) which materially injures or damages Employer or
      (2) Employee willfully fails to substantially perform his or her duties hereunder and such willful failure results in demonstrable material injury and damage to Employer. The terms of paragraph 9 shall remain in full force and effect following a Change in Control. If Employee is terminated for a reason other than one listed in the second preceding sentence, Employer shall be treated as having breached this Agreement and Employee shall be entitled to the payment described in subparagraph
      (d) below (as damages and not as a penalty for such breach). Such payment shall be paid in a lump sum no later than 10 days following the date of breach and there shall be no excuse for a delay in payment.

            (d) The amount Employer agrees to pay Employee under this paragraph 10 shall equal an amount determined by adding (1) and (2) and, if Employee's employment is terminated in the same calendar year in which the Change in Control occurs, by reducing the result by (3), where

                 (1) is equal to $20,000 plus two times the sum of (A) the
            amount of Employee's annual base salary in effect immediately prior to Employee's termination of employment and (B) the aggregate of the amounts of Employee's target bonus awards for the year in which Employee's employment terminates under all of Employer's or First Interstate's incentive plans or programs in which Employee was then participating,

                 (2) is equal to the sum of (A) the aggregate of the increases in the single sum actuarial equivalents of Employee's vested accrued benefits under the Retirement Plan for the Employees of First Interstate Bancorp and its Affiliates or any successor plan (hereinafter referred to as the "Pension Plan") and each nonqualified defined benefit pension plan sponsored by Employer or First Interstate other than the First Interstate Bancorp Supplemental Executive Retirement Plan (the "SERP") that would result if Employee were credited with two additional years of Service and Benefit Service

            (as such terms are defined in the Pension Plan) and two additional years of age, provided that the additional years of Service shall in no event alter the determination of Employee's Basic Monthly Salary (as defined in the Pension Plan), and (B) the aggregate of the single sum actuarial equivalents of Employee's vested accrued benefits under all nonqualified employee deferred compensation plans sponsored by Employer or First Interstate (including the SERP) deter-mined without regard to the provisions of the preceding clause (A), and

                 (3) is an amount equal to the aggregate of the amounts of any bonus awards paid to Employee under Employer's or First Interstate's incentive plans or programs that were accelerated because of the Change in Control, multiplied by a fraction, the numerator of which is the number of full months between the date of Employee's termination of employment and January 1 of the year following the year in which the Change in Control occurred, and the denominator of which is 12.

      The single sum actuarial equivalents described above shall be determined using the interest rate and mortality table set forth in the Pension Plan for purposes of converting benefits to lump sum payments. Nothing contained herein shall affect the application of any provisions regarding offsets or non-duplication of benefits applicable to any of the nonqualified deferred compensation plan benefits referred to herein. Upon payment of the amount described in clause (2)(B) above, no further benefits shall be payable to Employee under the plans described therein.

            (e) Following a Change in Control, Employee's base annual salary for the remaining term of this Agreement shall be no less than his or her base salary immediately prior to the date of the Change in Control.

            (f) A "Change in Control" of First Interstate means and shall be deemed to have occurred if and when any one of the following events occurs: (1) within the meaning of Section 13(d) of the Securities Exchange Act of 1934, any person or group becomes a beneficial owner, directly or indirectly, of securities of First Interstate representing 20% or more of the combined voting power of First Interstate's then outstanding securities; (2) individuals who were members of the Board of Directors of First Interstate immediately prior to a meeting of the stockholders of First Interstate involving a contest for the election of Directors shall not constitute a majority of the Board of Directors following such election;
      (3) the stockholders of First Interstate approve the dissolution or liquidation of First Interstate; (4) the stockholders of First Interstate approve an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former stockholders of First Interstate (excluding from the term "former stockholders" a stockholder who is, or as a result of the transaction in question becomes, an "affiliate", as that term is used in the Securities Exchange Act of 1934 and the Rules promulgated thereunder, of any party to such merger, consolidation or reorganization); or (5) the stockholders of First Interstate approve the sale of substantially all of First Interstate's business and/or assets to a person or entity which is not a subsidiary.

            (g) Paragraph 14 shall no longer apply and the following arbitration provisions shall apply:

                 (1) Because it is agreed that time will be of the essence in determining whether any payments are due to Employee under this Agreement following a Change in Control, Employee may, if he or she desires, submit any claim for payment under this Agreement or dispute regarding the interpretation of this Agreement to arbitration. This right to select arbitration shall be solely that of Employee and Employee may decide whether or not to arbitrate in his or her discretion. The "right to select arbitration" is not mandatory on Employee and Employee may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration.

                 (2)  Any claim for arbitration may be filed
            in writing with an arbitrator of Employee's choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of Employee submitting a list of five potential arbitrators to Employer. Each of the five arbitrators must be either (A) a member of the National Academy of Arbitrators located in the State of California or (B) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, Employer shall select one of the five arbitrators as the arbitrator for the dispute in question. If Employer fails to select an arbitrator in a timely manner, Employee shall then designate one of the five arbitrators as the arbitrator for the dispute in question.

                 (3) The arbitration hearing shall be held within seven days
            (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of Employee and Employer. Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

                 (4) The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that Employer has breached this Agreement, he or she shall order Employer to immediately take the necessary steps to remedy the breach. The award of the arbitrator shall be final and binding upon the parties. The award may be enforced in any appropriate court as soon as possible after its rendition. If an action is brought to confirm the award, both Employer and Employee agree that no appeal shall be taken by either party from any decision rendered in such action.

                 (5) Solely for purposes of determining the allocation of the costs described in this subsection, Employer will be considered the prevailing party in a dispute if the arbitrator determines (A) that Employer has not breached this Agreement and
            (B) the claim by Employee was not made in good faith. Otherwise, Employee will be considered the prevailing party. In the event that Employer is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys' fees incurred by Employer) including stenographic reporter, if employed, shall be paid by Employee. In the event that Employee is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys' fees incurred by Employee in pursuing his or her claim), including the fees of a stenographic reporter if employed, shall be paid by Employer.

            (h)   Paragraph 15 shall be deleted.

            (i) Employer agrees that, if Employee is terminated under circumstances that constitute a breach of this Agreement, Employer will make no statements with regard to Employee which might be interpreted to reflect adversely upon his or her job competency.

            (j) Employee shall be entitled to refuse all or any portion of any payment under this Agreement if he or she determines that receipt of such payment may result in adverse tax consequences to him or her. Employer shall be totally and permanently relieved of any obligation to pay any amount which Employee explicitly so refuses in writing.

            11.   Consultation with Legal Counsel.   Employee
acknowledges that he or she has been encouraged to consult with legal counsel before signing this Agreement.

            12. Governing Law. This Agreement is made and entered into in the State of California, and the laws of California shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

            13. Entire Agreement.   This Agreement
constitutes the entire agreement between the parties respecting the employment of Employee, and there are no representations, warranties or commitments, other than those set forth herein. This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto. This is an integrated agreement.

            14. Arbitration. Except as otherwise provided in paragraph 8, any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Employee or the termination thereof, shall be submitted to arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court in the State of California, or in any other court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. In the case of any arbitration or subsequent judicial proceeding arising after a Change in Control, Employee shall be awarded his or her costs, including attorneys' fees.

            15. Assistance in Litigation. Employee shall make himself or herself available, upon the request of First Interstate or Employer, to testify or otherwise assist in litigation, arbitration, or other disputes involving First Interstate or Employer, or any of the directors, officers, employees, subsidiaries, or parent corporations of either, (1) during the term of this Agreement at no additional cost and (2) at any time following the termination of this Agreement so long as Employee receives a reasonable fee for his or her services plus reimbursement of out-of-pocket expenses.

            16. Notices. Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this section:

            (a)  If to Employer:

                         First Interstate Bank of California
                         633 West 5th Street
                         Los Angeles, California 90071

                         Attention: Corporate Secretary

            (b)  If to Employee:
               ___________________________
               ___________________________
               ___________________________



            17. Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

            18. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted therefor such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

            19.   Counterparts.  This Agreement may be
executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

            IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above in Los Angeles, California.


            EXECUTED:  ____________, 19__.


                     First Interstate Bank of California


                     By _____________________________________________


            EXECUTED: ____________, 19__.



                                    ______________________________
                                          (Name of Employee)

                                   EXHIBIT A


                   RESIGNATION AND GENERAL RELEASE AGREEMENT


            In consideration of the covenants undertaken and releases contained in this Resignation and General Release Agreement (the "Agreement"), (" ") and First Interstate Bank of California ("First Interstate"), agree as follows:

        _________________ hereby resigns, effective _____________________
,199_, from his or her position as ________________ of First Interstate, and as an officer, director, employee, or in any other capacity with First Interstate or any of First Interstate's divisions, subsidiaries, parent or affiliates. First Interstate shall as severance continue to and including _______________, 199_, to pay to his or her monthly base salary of $ , less standard withholding and authorized deductions. Such severance payment is for and in lieu of all accrued but unpaid wages including vacation pay and any bonus, and any other payments or benefits and none shall accrue beyond _________________, 199_, provided, however, that First Interstate shall pay to
____________________ on or before ______________, 199_, his or her accrued but unused vacation to that date. shall have the option to convert and continue his or her health insurance after ________________, 199_, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

            Except for those obligations created by or arising out of this Agreement and any benefits specifically provided for in the terms of any employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) evidenced by written agreements, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue First Interstate, its divisions, subsidiaries, parent, affiliated corporations, past and present, and each of them, as well as their directors, officers, shareholders, representatives, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, "Releasees") from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with his or her employment relationship with, or his or her separation or resignation from, First Interstate, including, without limiting the generality of the foregoing, any claim for severance pay, bonus or similar benefit, sick leave, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability, or any other occurrences, acts or omissions whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance.

        This Agreement is intended to be effective as a bar to every claim, demand and cause of action stated above. Accordingly, _______________ hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code, which provides that, "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

            If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable. ____________ agrees to keep the terms of this Agreement confidential.

            _______________ acknowledges that he or she has been encouraged to consult with legal counsel before signing this Agreement.

[FOR EMPLOYEES 40 OR OLDER] ________ will be provided ample time and opportunity to consider the terms of this Agreement and to consult with an attorney if he or she chooses to do so. If ______ agrees to all the provisions of this Agreement, he or she shall return the executed original of this Agreement to ____________________. ______ shall have twenty-one (21) days from the date he or she receives this Agreement in which to sign this

Agreement. He or she shall have seven (7) days from the date he or she signs the Agreement within which to revoke it.

            The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury that the foregoing is true and correct.

            EXECUTED this day of _______ 199 , at __________ County, California.


FIRST INTERSTATE BANK                         ______________________
OF CALIFORNIA                                         [Name]

By _________________________________          ______________________
                                                    [Signature]

Title ______________________________